UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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⌧	Soliciting Material Pursuant to §240.14a-12

Occidental Petroleum Corporation
(Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Icahn Partners LP
Icahn Partners Master Fund LP
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Enterprises G.P. Inc.
Icahn Enterprises Holdings L.P.
IPH GP LLC
Icahn Capital L.P.
Icahn Onshore LP
Icahn Offshore LP
Beckton Corp.
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Contact:

Icahn Capital LP
Susan Gordon
(212) 702-4309
Carl C. Icahn Issues Open Letter to
Occidental Petroleum Stockholders

New York, New York, November 8, 2019 -- Today, Carl C. Icahn released the following open letter to stockholders of Occidental Petroleum Corporation.

______________________________________

November 8, 2019

Dear Fellow Occidental Stockholder,

 It has been six months since Occidental Petroleum Corporation (“OXY”) inexplicably agreed to pay over $57 billion (including assumed debt) to acquire Anadarko Petroleum Corporation (“Anadarko”).   Today, the combined Oxy/Anadarko company has a total market cap of less than $35 billion.  Since April 12, 2019, when public reports first suggested OXY would engage in a bidding war, OXY has lost over $21 billion in market cap and the stock has plummeted from $67 per share, to $39 per share, a stunning 42% decrease.

In our view, the Oxy/Anadarko merger made no sense for stockholders, but perhaps it made sense for Vicki Hollub, OXY’s President and CEO, and certain Board members who, we believe, were concerned that OXY would be a takeover target, and therefore grossly overpaid to acquire Anadarko in order to protect themselves and their jobs.  The Company’s actions are especially reprehensible since management repeatedly pledged that it would not engage in risky M&A and would maintain a prudent balance sheet.

We were quick to criticize the “OxyDarko Disaster”, which added $48 billion in debt, increased leverage to over 4 times EBITDA, and “required” issuing $10 billion of extremely expensive preferred stock and warrants to one of history’s canniest investors, over a lunch (according to news reports), and even though Hollub admitted to having very little M&A experience.  In my opinion, OXY’s acquisition of Anadarko is nothing more than a massive $57 billion levered bet on the price of oil – and the bet is failing.  Interestingly, although OXY has dropped 42% since April, oil has only dropped 12%.  We believe this is because Wall Street has completely lost faith in Hollub and her Board and has concluded, in my view, that Hollub and her Board will put their interests far above the best interests of OXY’s stockholders.  Once the institutional investors have soured on a company, it is extremely hard to regain their confidence.

In this week’s earnings announcement and subsequent market reaction, I believe it has become apparent -- perhaps to everyone except Hollub and her Board -- that OXY’s massive Anadarko gamble is seriously jeopardizing the Company’s future value.  By slashing capex from $9.0 billion to $5.4 billion, future growth has been sacrificed in favor of reducing the massive debt pile that Hollub and her Board created to acquire Anadarko.  OXY now forecasts 2020 oil and gas production growth of 2%, versus the 5% growth forecasted in May 2019.  Next, we fear Hollub and her Board will sell additional assets at less than full value because they are in fear of their crushing debt and falling oil prices.  As Hollub stated earlier this week, “We are intent on getting the asset sales done because we believe we must get our debt down.”  This is a terrible position to be in, but it was, in our view, entirely foreseeable and fully self-inflicted by Hollub and her Board.  Yet, while Hollub and her Board continue to keep their jobs and earn their very generous compensation, stockholders suffer massive value destruction and risk much more.

We have tried to understand why Hollub and her Board would commit a good company with a stable dividend to a massive, very risky transformative merger, where not only is the risk far, far greater than the reward, but the risk, we believe, could also mean the end of the Company’s long-standing dividend?  Because stockholders are the true owners of a corporation, under certain circumstances, Delaware law rightly allows stockholders to review a corporation’s books and records.  Almost six months ago we asked the Company to share a narrow set of documents relating to the Board’s decision to lever up and acquire Anadarko at an astonishing 55% premium.  The Board refused and has since spent millions and millions of stockholder money to have an army of New York and Delaware lawyers fight our attempt to review the Board’s conduct.  We have merely asked for substantially the same information that the Company would have been required to disclose in a proxy statement if the Company had bothered to hold a stockholder vote on this massive merger, which of course, the original deal proposal contemplated.  It certainly makes us question why Hollub and her Board so ardently oppose sharing reasonably requested documents?  If there’s nothing to hide, then why not disclose?  As Justice Brandeis commented, “sunlight is the best disinfectant.”  We agree and believe the OxyDarko Disaster desperately needs some sunshine.

In the same way that WeWork, Enron and WorldCom are each one-word descriptions of massive corporate disaster, I believe OXY has become a metaphor for an undisciplined management team who, with a do-nothing Board, gambles a stable company on a high-risk, highly levered bet -- all without allowing a stockholder vote or publicly disclosing their process and rationale.  This situation is binary, and the future, perhaps even the very existence, of OXY, in my mind, largely depends on the price of oil and prudent decision-making.  Of course, any oil company rides the ups and downs of oil, but good management teams and sensible boards will ensure their company is resilient to a low oil price environment.  No public company, and especially not an oil company, should be in the business of gambling by dangerously over-borrowing.  Amazingly, a $1 change in oil changes free cash flow by $260 million; meaning, in a week when oil decreases $4, the Company would lose over $1 billion in free cash flow.  If oil increases, Hollub and her management team will win by reaping huge compensation awards; if oil decreases and as we have witnessed this past six months, stockholders lose.  But, the one constant, Hollub and her Board will still have their jobs.

Amazingly, it appears Hollub and her Board continue to believe they have done nothing wrong.  However, I believe, and I think even Hollub would agree, if OXY was a private company, Hollub would be fired for engaging in this massive merger without consulting the owners; the Board would be thrown out, and there’s little doubt that substantial litigation would ensue because even the loosest interpretation of the “business judgment rule” would not protect them. But, fortunately for Hollub and her Board, OXY’s corporate governance was, in our view, designed to entrench the incumbents and thwart any stockholder opposition.  By hiding behind expensive lawyers and outdated corporate governance, Hollub and her Board have managed to dodge any and all accountability – for now.

OXY’s corporate governance is so bad that management doesn’t even attempt to defend it; in fact, Hollub has said the Board will change OXY’s corporate governance in response to our criticisms.  However, OXY has not changed its corporate governance and nor do they plan to change it this year; they merely intend to change it at next year’s annual meeting, over six months from now.  Consider, Hollub and her Board agreed to acquire Anadarko for $57 billion over a period of weeks, agreed to issue $10 billion in preferred to Berkshire Hathaway over a weekend and sold almost $9 billion in African assets over a matter of days (according to public reports), yet it takes almost a year to make some modest corporate governance changes.

Earlier this year we owned over 33 million shares of OXY, but recently we reduced the size of our investment.  I still own almost 23 million shares, valued at almost $900 million, but this has become a very risky investment and without changing the incumbent Board and potentially the CEO, and in the absence of accountability for the OxyDarko Disaster, I am very concerned.

I have no faith in Hollub or her Board, and even though I do believe that OXY owns good assets, I draw the line at exposing more than $1 billion to a CEO and Board who, in my view, have gambled the Company to further their own agendas – all at the expense of stockholders.

We fully intend to run a proxy fight, and if elected, work to right this teetering ship.  It is imperative that we, the stockholders, who are the true owners of the Company, hold Hollub and certain of her Board members accountable for the massive value destruction that has occurred, and that we fear, may continue.

Additional Information and Where to Find it;
Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF OCCIDENTAL PETROLEUM CORPORATION (“OCCIDENTAL”) FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF OCCIDENTAL IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. IF AND WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF OCCIDENTAL AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED BELOW, THE PARTICIPANTS HAVE NO INTEREST IN OCCIDENTAL.

PARTICIPANTS

The participants in the solicitation of stockholders of Occidental include the following: Carl C. Icahn, a citizen of the United States of America, High River Limited Partnership, a Delaware limited partnership (“High River”), Hopper Investments LLC, a Delaware limited liability company (“Hopper”), Barberry Corp., a Delaware corporation (“Barberry”), Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), Icahn Partners Master Fund LP, a Delaware limited partnership (“Icahn Master”), Beckton Corp., a Delaware corporation (“Beckton”), Icahn Enterprises G.P. Inc., a Delaware corporation (“Icahn Enterprises GP”), Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises Holdings”), IPH GP LLC, a Delaware limited liability company (“IPH”), Icahn Capital LP, a Delaware limited partnership (“Icahn Capital”), Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”), and Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”).

Icahn Partners, Icahn Master and High River (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties. In addition, Mr. Icahn is the indirect holder of approximately 92.0% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

The Icahn Parties beneficially own, in the aggregate, 22,571,854 shares of common stock, $.20 par value, of Occidental (the “Common Stock”), representing approximately 2.5% of the outstanding shares of Common Stock (based upon the 893,317,470 shares of Common Stock outstanding as of September 30, 2019 as disclosed in the Occidental’s Quarterly Report on Form 10-Q, as filed with the SEC on November 4, 2019).

High River has sole voting power and sole dispositive power with regard to 4,514,371 shares of Common Stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 10,554,148 shares of Common Stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Master has sole voting power and sole dispositive power with regard to 7,503,335 shares of Common Stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act), the shares of Common Stock that High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares of Common Stock that Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares of Common Stock that Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes.

The principal business address of each of (i) Icahn Offshore, Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn, Barberry and Hopper is c/o Icahn Capital LP, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Other Important Disclosure Information
SPECIAL NOTE REGARDING THIS LETTER:
THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF OCCIDENTAL SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING OCCIDENTAL WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Occidental’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.